UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                                                                                     September 1, 2011

INTERSIL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation		Identification No.)

1001 Murphy Ranch Road Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(408) 432-8888

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 1, 2011, Intersil Corporation, a Delaware corporation (“Intersil”), entered into a senior secured credit facility with Bank of America, N.A., as administrative agent, and certain other banks (the “Facility”) pursuant to a Credit Agreement, dated September 1, 2011, by and among Intersil, the Lenders (as defined therein), Bank of America, N.A. as administrative agent, swing line lender and letter of credit issuer (the “Credit Agreement”).

The Facility consists of a $325 million revolving loan facility, which Intersil may request to increase by up to $75 million.  Under the revolving loan facility, $25 million is available for the issuance of standby letters of credit, $10 million is available as swing line loans and $50 million is available for multicurrency borrowings. Amounts repaid under the Facility may be reborrowed.  The Facility was drawn on at its closing to satisfy and extinguish all indebtedness outstanding under Intersil’s previously outstanding senior secured credit facility. The revolving loan facility matures on the fifth anniversary of its closing and is payable in full upon maturity.

The Facility is secured by a first priority lien and security interest in (a) all equity interests of and intercompany debt of Intersil’s direct and indirect subsidiaries (other than immaterial subsidiaries), except, in the case of foreign subsidiaries, to the extent that such pledge would be prohibited by applicable law or would result in adverse tax consequences, (b) substantially all present and future tangible and intangible assets (other than real property) of Intersil and its direct and indirect subsidiaries (other than immaterial subsidiaries and foreign subsidiaries) and (c) all proceeds and products of the property and assets described in clauses (a) and (b) above. Intersil’s obligations under the Facility are guaranteed by Intersil’s direct and indirect wholly-owned subsidiaries (other than immaterial subsidiaries and foreign subsidiaries).

At Intersil’s option, loans under the Facility will bear stated interest based on the Base Rate  or Eurocurrency Rate, in each case plus the Applicable Rate (respectively, as defined in the Credit Agreement). The Base Rate will be, for any day, a fluctuating rate per annum equal to the highest of (a) 1/2 of 1% per annum above the Federal Funds Rate (as defined in the Credit Agreement), (b) Bank of America’s prime rate and (c) the Eurodollar Rate for a term of one month plus 1.00%. Eurodollar borrowings may be for one, two, three or six months (or such period that is 12 months or less, requested by Intersil and consented to by all the Lenders) and will be at an annual rate equal to the period-applicable Eurodollar Rate plus the Applicable Rate. The Applicable Rate for all revolving loans is based on a pricing grid ranging from 0.750% to 1.750% per annum for Base Rate loans and 1.750% to 2.750% for Eurocurrency Rate loans based on Intersil’s Consolidated Leverage Ratio (as defined in the Credit Agreement).

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default.

The foregoing is a summary of certain provisions of the Credit Agreement, is not intended to be complete and is qualified in its entirety by reference to the Credit Agreement, attached hereto as Exhibit 10.1 and the terms of which are incorporated by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement, dated September 1, 2011, by and among Intersil, the Lenders (as defined therein) and Bank of America, N.A. as administrative agent, swing line lender and letter of credit issuer.

99.1	Press Release dated September 1, 2011 announcing Intersil's $325 million credit agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERSIL CORPORATION

Date:	September 8, 2011	By:	/s/ Thomas C. Tokos
		Name:	Thomas C. Tokos
		Title:	Sr. Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

EX-10.1	Credit Agreement, dated September 1, 2011, by and among Intersil, the Lenders (as defined therein) and Bank of America, N.A. as administrative agent, swing line lender and letter of credit issuer.
EX-99.1	Press Release dated September 1, 2011 announcing Intersil's $325 million credit agreement.